Exhibit 99.1

FOR IMMEDIATE RELEASE

February 28, 2006

CONTACTS:

David Neumann

Chief Financial Officer

Phone: (518) 782-7700 ext. 1161

dave_neumann@plugpower.com

Cynthia Mahoney White

Manager, Public Relations & Marketing

Phone: (518) 782-7700 ext. 1973

Mobile: (518) 527-1172

cynthia_mahoneywhite@plugpower.com

PLUG POWER ANNOUNCES YEAR-END FINANCIAL RESULTS

AND HIGHLIGHTS KEY 2005 ACHIEVEMENTS

LATHAM, N.Y. – February 28, 2006 – Plug Power Inc. (NASDAQ: PLUG), a leading provider of clean, reliable on-site energy, today announced its year-end 2005 financial results.

As previously announced, during 2005 the company tripled the number of orders received for its GenCore® backup power product family to more than 300 and reduced the GenCore direct material cost by more than 25 percent from 2004 levels. Plug Power also began field-testing its next generation continuous run fuel cell system at Robins Air Force Base in Georgia and secured and executed against contracts with Honda R&D for Phase III of the Home Energy Station and more general research topics.

“I am pleased with the progress that we made during 2005 and I am looking forward to another successful year,” said Dr. Roger Saillant, President and Chief Executive Officer. “Once again, we achieved our public milestones and our financial results were in line with our expectations. We continue to build a solid company with viable products and talented people and expect to accelerate our commercialization activities throughout 2006.”

2005 Year-end Financial Results:

Total revenue for the year ended Dec. 31, 2005, was $13.5 million compared to $16.1 million in 2004. Total revenue for the fourth quarter of 2005 was $2.7 million compared to $4.5 million for the same period in 2004. The Company continues to defer product and service revenue, a component of total revenue, at the time of sale and amortize that revenue over the period of the underlying service and other contractual obligations. Deferred revenue was $3.1 million at Dec. 31, 2005.

Net loss for the year ended Dec. 31, 2005 was $51.7 million, or $0.66 per share, compared to $46.7 million, or $0.64 per share, for the year ended Dec. 31, 2004. Net loss for the fourth quarter of 2005 was $16.5 million, or $0.19 per share, compared to $11.8 million, or $0.16 per share, for the same period in 2004. Our net loss for the fourth quarter and year ended Dec. 31, 2005 includes a non-cash expense in the amount of $4.0 million, or $0.05 per share, to write off our investment in affiliate (see attached financial highlights).

Net cash used in operating activities for 2005 was $39.9 million, compared to $33.9 million during 2004. Net cash used in operating activities for the fourth quarter ended Dec. 31, 2005, was $9.8 million compared to $8.1 million in the fourth quarter of 2004.

During 2005 weighted average shares outstanding increased to 78.5 million shares compared to 73.1 million shares in 2004. Weighted average shares outstanding for the fourth quarter ended December 31, 2005, increased to 85.8 million shares compared to 73.3 million shares for the same period in 2004. As of Dec. 31, 2005 there were approximately 85.8 million shares issued and outstanding.

Plug Power has scheduled a conference call today at 10:00 AM (ET) to review its year-end and fourth quarter 2005 results and discuss the Company’s 2006 milestones. Interested parties are invited to participate. To listen to the conference call, please call 617-597-5379 and enter the pass code 7584 (PLUG). The webcast can be accessed by going directly to the Company’s Web site at www.plugpower.com and selecting the conference call link on the home page. A playback of the call will be available on the company’s Web site for a period following the call. See the attached financial highlights for the year-end and fourth quarter 2005 results. For more information about Plug Power please visit www.plugpower.com.

About Plug Power

Plug Power Inc. is an established leader in the deployment of clean, reliable, on-site energy products. More than 600 Plug Power fuel cell systems have been delivered to customers worldwide in commercial, public sector, telecommunications, utility and uninterruptible power supply markets. For more information about how to join Plug Power’s energy revolution as an investor, customer, supplier or strategic partner, please visit www.plugpower.com.

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This press release may contain statements, which are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Plug Power’s future results of operations, Plug Power’s product development expectations or of Plug Power’s financial position or state other forward-looking information. In some cases you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will” and “would” or similar words. You should not rely on forward-looking statements because Plug Power’s actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, Plug Power’s ability to develop commercially viable on-site energy products; the cost and timing of developing Plug Power’s on-site energy products; market acceptance of Plug Power’s on-site energy products; Plug Power’s reliance on its relationship with certain affiliates of General Electric (GEFCS); Plug Power’s ability to perform on its multi-generation product plan in a manner satisfactory to GEFCS; Plug Power’s ability to manufacture on-site energy products on a large-scale commercial basis; competitive factors, such as price competition and competition from other traditional and alternative energy companies; the cost and availability of components and parts for Plug Power’s on-site energy products; the ability to raise and provide the necessary capital to develop, manufacture and market Plug Power’s on-site energy products; Plug Power’s ability to establish relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; Plug Power’s ability to protect its intellectual property; Plug Power’s ability to lower the cost of its on-site energy products and demonstrate their reliability; the cost of complying with current and future governmental regulations; the impact of deregulation and restructuring of the electric utility industry on demand for Plug Power’s on-site energy products; fluctuations in the trading price and volume of Plug Power’s common stock and other risks and uncertainties discussed under the heading “Factors Affecting Future Results” in Plug Power’s annual report on Form 10-K for the fiscal year ended December 31, 2004, dated March 15, 2005, and filed with the Securities Exchange Commission on March 15, 2005, and the reports Plug Power files from time to time with the Securities and Exchange Commission. Plug Power does not intend to and undertakes no duty to update the information contained in this press release.

Plug Power Inc.

Financial Highlights

	December 31, 2005	December 31, 2004
Balance Sheets:
Assets
Current assets:
Cash and cash equivalents	21,877,726	18,976,767
Restricted cash	385,000	365,000
Marketable securities	75,685,634	47,872,662
Accounts receivable	1,516,969	2,989,481
Inventory	4,692,515	3,527,140
Prepaid development costs	—	—
Prepaid expenses and other current assets	1,524,004	1,230,713

Total current assets	105,681,848	74,961,763
Restricted cash	3,580,274	3,965,274
Property, plant and equipment, net	19,826,111	21,829,254
Intangible asset	—	687,500
Investment in affiliates	—	5,785,358
Goodwill	10,388,980	10,388,980
Other assets	307,164	379,361

Total assets	139,784,377	117,997,490

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	2,660,130	2,339,143
Accrued expenses	3,835,973	2,447,316
Deferred revenue	3,148,048	5,675,227
Current portion of capital lease obligation and long-term debt	526,806	427,238

Total current liabilities	10,170,957	10,888,924
Long-term debt	3,603,641	3,998,391
Capital lease obligation	—	—
Other liabilities	1,054,888	997,349

Total liabilities	14,829,486	15,884,664
Stockholders’ equity	124,954,891	102,112,826

Total liabilities and stockholders’ equity	139,784,377	117,997,490

	Three months ended December 31,		Twelve months ended December 31,
	2005	2004	2005	2004
Statements of Operations:
Revenue
Product and service revenue	$1,040,748	$1,111,503	$4,880,505	$5,305,648
Research and development contract revenue	1,687,611	3,430,358	8,605,900	10,835,655

Total revenue	2,728,359	4,541,861	13,486,405	16,141,303

Cost of revenue and expenses
Cost of product and service revenue	1,618,609	1,480,897	4,097,647	5,367,897
Cost of research and development contract revenue	2,541,063	3,558,640	12,075,731	13,474,090

Research and development expense:
Noncash stock-based compensation	437,970	932,087	1,574,101	2,591,156
Other research and development	8,810,867	8,083,505	34,745,181	32,611,633

General and administrative expense:
Noncash stock-based compensation	547,478	363,054	1,426,166	1,398,377
Other general and administrative	1,691,422	1,848,435	7,546,840	7,025,063

Operating loss	(12,919,050)	(11,724,757)	(47,979,261)	(46,326,913)

Interest income	941,834	380,957	2,166,740	1,452,593
Interest expense	(37,464)	(7,581)	(145,583)	(60,974)

Loss before equity in losses of affiliates	(12,014,680)	(11,351,381)	(45,958,104)	(44,935,294)

Equity in losses of affiliates	(4,438,355)	(453,050)	(5,785,358)	(1,803,533)

Net loss	$(16,453,035)	$(11,804,431)	$(51,743,462)	$(46,738,827)

Loss per share: Basic and diluted	(0.19)	(0.16)	(0.66)	(0.64)

Weighted average number of common shares outstanding	85,754,511	73,271,009	78,463,236	73,125,957

	Three months ended December 31,		Twelve months ended December 31,
	2005	2004	2005	2004
Statements of Cash Flows Data:
Net loss	(16,453,035)	(11,804,431)	(51,743,462)	(46,738,827)
Adjustments to reconcile net loss to net cash	5,641,550	3,037,625	12,717,137	13,405,794
Changes in assets and liabilities	1,030,428	702,634	(841,090)	(563,222)

Net cash used in operating activities	(9,781,057)	(8,064,172)	(39,867,415)	(33,896,255)

Purchase of property, plant and equipment	441,502	(495,597)	(1,188,657)	(1,616,525)
Proceeds from disposal of property, plant and equipment	—		5,000	—
Marketable securities	(20,823,445)	(10,035,027)	(27,589,358)	41,181,267
Purchases of marketable securities				(76,217,470)

Cash provided by (used in) investing activities	(20,381,943)	(10,530,624)	(28,773,015)	(36,652,728)

Proceeds from initial public offering, net	—		70,875,000	—
Stock issuance costs	(37,784)		(294,264)	—
Proceeds from shares issued for stock option exercises and employee stock purchase plan	204,816	214,875	890,835	910,721
Cash released from (placed in) escrow	365,000	345,000	365,000	345,000
Principal payments on long-term debt and capital lease obligations	(244,687)	(363,575)	(295,182)	(415,226)

Net cash provided by financing activities	287,345	196,300	71,541,389	840,495